Exhibit 10.1

DAIRY FARMERS OF AMERICA INC.

as Seller,

MID-AM CAPITAL, L.L.C.,

as an Affiliate of Seller,

EAGLE FAMILY FOODS HOLDINGS, INC.

as Parent

and

EAGLE FAMILY FOODS, INC.

as Buyer

ASSET PURCHASE AGREEMENT

Dated as of November 18, 2004

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of November 18, 2004, by and among Dairy Farmers of America Inc., a Kansas cooperative marketing association (the “Seller”), Mid-Am Capital, L.L.C., a Delaware limited liability company and Affiliate of the Seller (“Mid-Am”), Eagle Family Foods Holdings, Inc., a Delaware corporation (the “Parent”) and Eagle Family Foods, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Buyer”).

W I T N E S S E T H:

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Purchased Property (as hereinafter defined) pursuant to the terms and conditions set forth herein;

WHEREAS, the Seller desires to make an investment in the Parent of $16 million pursuant to the terms and conditions set forth herein; and

WHEREAS, the Parent desires to issue the Shares (as hereinafter defined) to the Seller pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests) of such Person;

“Agreement” shall mean this Asset Purchase Agreement, by and among the Parent, the Buyer and the Seller, and all exhibits and schedules hereto;

“Allocation Statement” shall have the meaning set forth in Section 9.1 hereof;

“Assigned Contracts” shall mean all the Seller’s rights in, to and under the Contracts;

“Assumed Liabilities” shall have the meaning set forth in Section 2.7(a) hereof;

“Business” shall mean all the business activities and operations of the Seller in connection with the manufacturing by the Seller of dairy-based powder products at the Plant and the operation of the Plant;

“Business Day” shall mean days other than Saturdays, Sundays and other legal holidays or days on which the banks in New York, New York are closed;

“Buyer” shall have the meaning set forth in the Preamble hereto;

“Buyer Employee Benefit Plans” shall have the meaning set forth in Section 5.13(a) hereof;

“Buyer ERISA Affiliate” shall have the meaning set forth in Section 5.13(c) hereof;

“Buyer Indemnitees” shall have the meaning set forth in Section 10.1 hereof;

“Buyer Losses” shall have the meaning set forth in Section 10.1 hereof;

“Buyer Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, assets, properties or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole or (ii) the ability of the Parent or the Buyer to consummate the transactions contemplated hereby, resulting from the act or inaction of a Person other than the Parent or its Subsidiaries, which act or inaction causes the timely consummation of the transactions contemplated hereby to be substantially delayed or rendered commercially unreasonable;

“Buyer Transaction Documents” shall mean the Transaction Documents, the Registration Rights Agreement, the Stockholders Agreement and the Contribution and Exchange Agreements.

“Charter Amendment” shall mean the Second Amended and Restated Certificate of Incorporation of the Parent, substantially in the form attached hereto as Exhibit A.

“Closing” shall have the meaning set forth in Section 3.1 hereof;

“Closing Date” shall have the meaning set forth in Section 3.1 hereof;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Completion Date” shall have the meaning set forth in Section 3.2 hereof;

“Common Stock Shares” shall have the meaning set forth in Section 2.3 hereof;

“Contracts” shall have the meaning set forth in Section 4.12 hereof;

“Contribution and Exchange Agreements” shall mean those certain Contribution and Exchange Agreements, by and between the Parent and each of Warburg, Pincus Ventures, L.P. and GE Investment Private Placement Partners II and Craig Steinke, substantially in the form attached hereto as Exhibits B-1 and B-2.

“Documents and Records” shall mean the copies of all documents referred to in the Title Commitments;

“Dispute” shall have the meaning set forth in Section 10.6(a) hereof;

“Eagle Material Contract” shall have the meaning set forth in Section 5.20 hereof.

“Environmental Laws” shall have the meaning set forth in Section 4.16 hereof;

“Equipment and Machinery” shall mean (i) all the equipment, machinery, furniture, computers, laptops, servers and related hardware, facsimile machines, duplicating machines, fixtures and improvements, supplies, tangible property and vehicles owned or leased by the Seller on the Closing Date and used by the Seller primarily in connection with the operation of the Plant, (ii) all the replacements for any of the foregoing owned or leased by the Seller, and (iii) any rights of the Seller to the warranties (to the extent assignable) and licenses received from manufacturers and Seller of the aforesaid items;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and all rules and regulations promulgated thereunder;

“Excluded Assets” shall have the meaning set forth in Section 2.1(d) hereof;

“Excluded Liabilities” shall have the meaning set forth in Section 2.7(b) hereof;

“Files and Records” shall mean all files and records, whether in hard copy, electronic or magnetic format or otherwise, of the Seller specifically relating to the Purchased Property, including, without limitation, the following types of files and records specifically relating to equipment maintenance records, equipment warranty information, Plant plans, specifications and drawings and all files and records relating to Transferred Employees, correspondence with federal, state and local governmental agencies relating to the Business and the Purchased Property and related files and records of the Seller;

“Final Transfer” shall have the meaning set forth in Section 2.2 hereof;

“Financial Statements” shall have the meaning set forth in Section 5.3 hereof;

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

“Government” shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States, any state of the United States or any foreign government, including the employees or agents thereof;

“Governmental Entity” shall mean any Federal, state or foreign governmental or public body, court, agency or regulatory authority;

“Hazardous Materials” shall have the meaning set forth in Section 4.16 hereto;

“Intangible Assets” shall mean all intangible personal property rights, relating to the Business and/or the Purchased Property;

“Intellectual Property” shall have the meaning set forth in Section 5.18 hereof;

“Investment” shall have the meaning set forth in Section 2.2 hereto;

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement;

“Listed Employees” shall have the meaning set forth in Section 8.1 hereof;

“Material Adverse Effect” shall mean a material adverse effect on (i) the business operations, assets, properties or condition (financial or otherwise) of any of the Purchased Property or the Business or (ii) the ability of the Seller to consummate the transactions contemplated hereby, resulting from the act or inaction of a Person other than the Seller, which act or inaction causes the timely consummation of the transactions contemplated hereby to be substantially delayed or rendered commercially unreasonable;

“Material Contracts” shall have the meaning set forth in Section 4.12(a) hereof;

“Mid-Am” shall have the meaning set forth in the Preamble hereto;

“Mid-Am Material Adverse Effect” shall mean a material adverse effect on (i) the business operations, assets, properties or condition (financial or otherwise) of any of the Purchased Property or the Business or (ii) the ability of Mid-Am to consummate the transactions contemplated hereby, resulting from the act or inaction of a Person other than Mid-Am, which act or inaction causes the timely consummation of the transactions contemplated hereby to be substantially delayed or rendered commercially unreasonable;

“Milk Supply Agreement” shall mean that certain Milk Supply Agreement, by and between the Buyer and the Seller, substantially in the form attached hereto as Exhibit C;

“Multiemployer Plan” shall have the meaning set forth in Section (3)(37) of ERISA;

“Other Contracts” shall mean all Equipment and Machinery leases, all Material Contracts and all other contracts, commitments and agreements to which the Seller is a party and which are related to the Purchased Property or the operation of the Plant, but excluding Seller Employee Benefit Plans;

“Owned Real Property” shall have the meaning set forth in Section 4.7(a) hereof and include all improvements, fixtures and all other appurtenances thereto and rights in respect thereof;

“Parent” shall have the meaning set forth in the Preamble hereto;

“Parent/Buyer Events of Breach” shall have the meaning set forth in Section 10.3 hereof;

“Permits” shall have the meaning set forth in Section 4.9 hereof;

“Permitted Liens” shall mean and include the items listed on Schedule 4.7(a) hereof;

“Person” shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Government;

“Plant” shall mean the manufacturing facility of the Seller, located at 255 Montoya Road, El Paso, Texas 79932;

“Preferred Stock Shares” shall have the meaning set forth in Section 2.3 hereof;

“Purchased Property” shall have the meaning set forth in Section 2.1 hereof;

“Proceeding” shall have the meaning set forth in Section 10.2 hereof;

“Refurbishment” shall mean the improvements to the Owned Real Property to be made by the Buyer after the Closing Date and prior to the Completion Date, as more fully described on Schedule 1.1 hereto;

“Registration Rights Agreement” shall mean that certain Amended and Restated Registration Rights Agreement, by and among the Parent, the Seller and the other parties signatory thereto, substantially in the form attached hereto as Exhibit D;

“SEC” shall mean the Securities Exchange Commission.

“SEC Reports” shall mean any Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K together with any amendments required to be made with respect thereto, required to be filed with the SEC by the Parent since January 1, 2002 and prior to the date hereof.;

“Securities Act” shall mean the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder;

“Seller” shall have the meaning set forth in the Preamble hereto;

“Seller Employee Benefit Plans” shall have the meaning set forth in Section 4.13(a) hereof;

“Seller ERISA Affiliate” shall have the meaning set forth in Section 4.13(c) hereof;

“Seller Indemnitees” shall have the meaning set forth in Section 10.3 hereof;

“Seller Losses” shall have the meaning set forth in Section 10.3 hereof;

“Seller Transaction Documents” shall mean the Transaction Documents, the Registration Rights Agreement and the Stockholders Agreement;

“Seller’s Events of Breach” shall have the meaning set forth in Section 10.1 hereof;

“Shares” shall have the meaning set forth in Section 2.3 hereof;

“Stockholders Agreement” shall mean that certain Amended and Restated Stockholders’ Agreement by and among the Parent, the Seller and the other parties signatory thereto, substantially in the form attached hereto as Exhibit E;

“Subsidiary” shall mean a corporation of which a Person owns, directly or indirectly, more than 50% of the voting stock;

“Surveys” shall have the meaning set forth in Section 6.12 hereof;

“Taxes” shall mean all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not;

“Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes;

“Title Commitment” shall have the meaning set forth in Section 4.7(g) hereof;

“Title Insurance Company” shall have the meaning set forth in Section 4.7(g) hereof;

“Tolling Agreement” shall mean that certain Tolling Agreement by and between the Buyer and the Seller, substantially in the form attached hereto as Exhibit F;

“Transaction Documents” shall mean this Agreement, the Milk Supply Agreement, the Tolling Agreement, the Transition Agreement, all exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

“Transferred Employees” shall have the meaning set forth in Section 8.1 hereof;

“Transition Agreement” shall mean that certain Transition and Facilities Agreement, by and between the Buyer and the Seller, substantially in the form attached hereto as Exhibit G; and

“Voting Stock” shall mean securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

SECTION 2. PURCHASE AND SALE OF THE PURCHASED PROPERTY AND INVESTMENT.

SECTION 2.1. Transfer of Assets. Subject to the terms and conditions herein set forth, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of any Lien, except the Permitted Liens, and the Buyer shall purchase and accept from the Seller, on the Closing Date, the following (collectively, the “Purchased Property”):

(a) all of the Seller’s right, title and interest to the Owned Real Property, Assigned Contracts, Equipment and Machinery, Files and Records (other than Files and Records for Transferred Employees, which shall not be transferred and delivered until the Completion Date), Intangible Assets and Permits;

(b) all of the Seller’s claims, refunds, causes of action, choses in action, rights of recovery and rights of setoff of any kind relating to the Purchased Property;

(c) to the extent transferable, all telephone numbers (including without limitation, toll free numbers), fax numbers and similar numbers relating to the Plant; and

(d) all other assets, properties, and rights of every kind, other than those assets set forth on Schedule 2.1(d) (collectively, the “Excluded Assets”), used primarily in connection with the operation of the Plant, on the Closing Date located at the Plant, whether or not specifically referred to in this Agreement.

SECTION 2.2. Investment. Subject to the terms and conditions herein set forth, the Seller shall make a cash investment in the Parent of $10 million and Mid-Am shall make a cash investment in the Parent of $6 million (together, the “Investment”), of which up to $14 million shall be contributed by the Parent to the Buyer to be used by the Buyer to effect the Refurbishment and the remainder of which shall be used for general working capital purposes.

SECTION 2.3. Purchase Price. In consideration of the Investment and the sale and transfer of the Purchased Property, the Parent shall issue (i) 1,048,091 shares of its common stock, par value $.01 (the “Common Stock Shares”) to Seller and (ii) 150 shares of its Series I Non-Voting Preferred Stock, par value $.01 per share (the “Preferred Stock Shares” and, together with the Common Stock Shares, the “Shares”) to Mid-Am.

SECTION 2.4. Closing Date.

(a) The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance satisfactory in form and substance to counsel for the Buyer.

(b) On the Closing Date, the Parent shall deliver to the Seller (i) upon receipt by wire transfer of $16 million in immediately available funds, one or more certificate(s) representing the Common Stock Shares, registered in the name of the Seller, and one or more certificate(s) representing the Preferred Stock Shares, registered in the name of the Seller.

(c) On the Closing Date, the Buyer shall deliver to the Seller an executed instrument of assumption of liabilities with respect to the Assumed Liabilities set forth in Section 2.7(a) hereof.

SECTION 2.5. Completion Date.

(a) On the Completion Date, the Buyer shall execute and deliver to the Seller an instrument of assumption of liabilities with respect to the Assumed Liabilities set forth in Section 2.7(a)(ii) hereof.

(b) On the Completion Date, the Seller shall deliver the Files and Records relating to the Transferred Employees.

SECTION 2.6. Subsequent Documentation. The Seller shall, at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Seller, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property.

SECTION 2.7. Assumed Liabilities and Excluded Liabilities.

(a) Assumption of Liabilities. As additional consideration for the Purchased Property, the Buyer shall assume and the Buyer hereby agrees to pay, perform and discharge when due:

(i)	from and after the Closing Date, all obligations of the Seller arising pursuant to the terms of the Contracts set forth on Schedule 2.7(a)(i) and subject to the terms and conditions of the Transition Agreement (other than liabilities relating to any breach or default of any such Contract prior to the Closing Date);

(ii)	from and after the Completion Date, all obligations and liabilities of the Seller arising pursuant to the terms of the Contracts set forth on Schedule 2.7(a)(ii) (other than liabilities relating to any breach or default of any such Contract prior to the Completion Date);

(iii)	all obligations of the Buyer arising after the Closing Date, subject to Sections 2.7(b) and 10 hereof, and subject to the terms and conditions of the Transition Agreement, (collectively, with (i) and (ii) the “Assumed Liabilities”).

(b) Excluded Liabilities. Anything in this Agreement to the contrary notwithstanding, the Seller shall be responsible for all of the liabilities and obligations not hereby expressly assumed by the Buyer and the Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Seller except as specifically provided by Section 2.7(a) herein (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Buyer shall not assume any of the following:

(i)	any liability or obligation under Contracts, Other Contracts or other agreements to which the Seller is a party or by or to which the Seller or any of its assets, properties or rights is bound or subject which is not reflected on Schedule 2.7(a)(i) or Schedule 4.12;

(ii)	any liability or obligation arising out of or relating to any items on Schedule 2.7(b);

(iii)	any liability or obligation arising out of (i) the conduct of the Business, whether prior to or after the Closing Date and prior to the Completion Date pursuant to the terms and conditions of the Transition Agreement; (ii) the employment or termination of employment by the Seller of any of Seller’s employees, whether before or after the Closing Date or Completion Date and whether or not such employees become Transferred Employees; (iii) the retention by the Seller of any agents or contractors, whether before or after the Closing Date or Completion Date; or (iv) any workers’ compensation claims filed by any employee or former employee or other service provider of the Seller in connection with any employment with or service to the Seller, whether prior to or after the Closing Date and prior to the Completion Date;

(iv)	any liabilities related to (i) income Taxes of the Seller, (ii) Taxes attributable to the transfer of the Purchased Property pursuant to this Agreement, (ii) all other Taxes attributable to periods ending on or prior to the Closing Date or prior to the Completion Date pursuant to the terms of the Transition Agreement, and (iii) Taxes of any other Person pursuant to an agreement or otherwise;

(v)	any liability or obligation arising under Environmental Laws attributable to any acts, omissions, or conditions occurring prior to the Closing Date, including, but not limited to, any liability or obligation with respect to the release, handling, discharge, treatment, storage, generation, disposal, or presence of Hazardous Materials, other than any liability or obligation arising under Environmental Laws and relating to matters disclosed on Schedule 4.16 in which case Buyer shall assume such liabilities and obligations but only to the extent such liabilities and obligations are directly due to any action taken by Buyer after the Closing Date based on a comparative negligence standard;

(vi)	any liability unrelated to the Purchased Property;

(vii)	any liability for Taxes imposed on the Seller;

(viii)	any liability or obligation of the Seller under any Seller Employee Benefit Plan; and

(ix)	fees or expenses of the Seller incurred with respect to the transactions contemplated herein.

SECTION 3. CLOSING AND FINAL TRANSFER.

SECTION 3.1. The Closing. The closing of the sale and purchase of the Purchased Property, the transfer of certain Assumed Liabilities pursuant to Section 2.7(a) hereof and the Investment (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on November [      ], or at such other place and time as may be mutually agreed to by the parties hereto (the “Closing Date”).

SECTION 3.2. The Final Transfer. The consummation of the transfer of the remaining Assumed Liabilities pursuant to Section 2.7(a) hereof and Files and Records relating to the Transferred Employees, to be transferred upon satisfaction of the conditions set forth in Section 13 hereof (the “Final Transfer”), shall take place at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m. on the third Business Day following the date on which all such conditions have been satisfied or waived (the “Completion Date”).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MID-AM.

The Seller and/or Mid-Am hereby represents and warrants to the Parent and the Buyer as follows:

SECTION 4.1. Corporate Organization. Each of the Seller and Mid-Am, as the case may be, is a corporation and limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate or limited liability company power and authority, as the case may be, to own its properties and assets and to conduct its businesses as now conducted. Copies of the

Articles of Incorporation and By-laws of the Seller and Certificate of Formation and [Operating Agreement] of Mid-Am, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

SECTION 4.2. Qualification to Do Business. Each of the Seller and Mid-Am is duly qualified to do business as a foreign corporation in the state of Texas and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where such lack of qualification would not be reasonably likely to have a Material Adverse Effect or a Mid-Am Material Adverse Effect, as the case may be.

SECTION 4.3. Authorization and Validity of Agreement. Each of the Seller and Mid-Am has all requisite corporate and limited liability company power and authority, as the case may be, to enter into the Seller Transaction Documents to which it is a party and to carry out its obligations thereunder. The execution and delivery of the Seller Transaction Documents to which the Seller and Mid-Am are each respectively a party and the performance of the obligations of the Seller and Mid-Am, respectively, thereunder have been duly authorized by all necessary corporate action by the Board of Directors and stockholders of the Seller and the members of Mid-Am, respectively, and no other corporate or limited liability company proceedings on the part of the Seller or Mid-Am are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Seller and Mid-Am and constitutes their valid and binding obligation, enforceable against each of the Seller and Mid-Am in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 4.4. No Conflict or Violation. The execution, delivery and performance by each of the Seller and Mid-Am of the Seller Transaction Documents to which it is a party does not and will not (i) violate or conflict with any provision of the Articles of Incorporation or By-laws of the Seller or Certificate of Formation or [Operating Agreement] of Mid-Am, as applicable, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor (iii) violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under, where such violation, breach or default would be reasonably likely to have a Material Adverse Effect, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller or Mid-Am is a party or by which the Seller or Mid-Am is bound or to which any of its properties or assets are subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any of the Licenses or Permits where such cancellation, modification, revocation or suspension would be reasonably likely to have a Material Adverse Effect or a Mid-Am Material Adverse Effect.

SECTION 4.5. Consents and Approvals. Schedule 4.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of the Seller Transaction Documents by the Seller and Mid-Am or the performance by the Seller and Mid-Am of its obligations thereunder.

SECTION 4.6. Tax Matters. Except as set forth on Schedule 4.6, all Tax Returns required to be filed before the Closing Date in respect of the Business and/or the Purchased Property has been (or will have been by the Closing Date) filed, and the Seller has (or will have by the Closing Date) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and have (or will have by the Closing Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing Date for which tax returns have not yet been filed. All Taxes of the Seller have been paid or adequately provided for and the Seller does not know of any proposed additional tax assessment against it. In addition, (i) the Seller has withheld and paid all Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party, (ii) none of the Purchased Property is subject to any Lien, other than Permitted Liens, and (iii) none of the Purchased Property is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

SECTION 4.7. Real Property.

(a) Owned Real Property. Schedule 4.7 (a) contains a true and complete description of all property to be transferred to the Buyer as Purchased Property pursuant to the terms and conditions of this Agreement (the “Owned Real Property”). Seller has good and marketable fee simple title to the Owned Real Property and improvements, free and clear of all Liens except for Permitted Liens, which are set forth on Schedule 4.7(a). The Owned Real Property is not subject to any right or option of any other person, firm, corporation or other entity to purchase or otherwise obtain title to such property. No Person other than the Seller has any right to use, occupy or lease all or any portion of the Owned Real Property. The Owned Real Property is designated as a separate tax lot. To the best of Seller’s knowledge, there are no tax abatements or exemptions specifically affecting the Owned Real Property, and the Seller has not received any written notice of (and the Seller has no knowledge of) any proposed increase in the assessed valuation of the Owned Real Property or of any proposed public improvement assessments.

(b) Restrictive Covenants. The covenants, easements or rights-of-way affecting the Owned Real Property do not with respect to the Owned Real Property impair the Seller’s ability to use any such Owned Real Property in the operation of the Business as presently conducted, nor, to the best of Seller’s knowledge, shall such covenants, easements or rights-of-way affect or impede performance, completion and operation of the Refurbishment.

(c) Zoning. To the best of Seller’s knowledge, all buildings, structures, improvements and fixtures owned, leased or used by the Seller at the Owned Real Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters. The Seller has received no notice from any insurance carrier regarding defects or inadequacies in the Owned Real Property which, if not corrected, would result in termination of the insurance coverage therefor or an increase in the cost thereof.

(d) Access. The Owned Real Property has rights of access to public ways and all water, sewer, sanitary sewer and storm drain facilities and community services. All public utilities necessary or convenient to the use, occupancy, disposition and enjoyment of the Owned Real Property are located in the public right-of-way abutting the Owned Real Property and all such utilities are connected so as to serve the Owned Real Property without passing over other property or are within nonterminable easements.

(e) Foreign Investments. The Seller is not a “foreign person” within the meaning of Section 1445(f) of the Code.

(f) Improvements. To the best of Seller’s knowledge, the Owned Real Property conforms in all material respects to all applicable federal, state and local laws, zoning, land use and building ordinances and health and safety ordinances (including, without limitation, the Americans with Disabilities Act), and neither the Seller nor any of its Affiliates, has received any notice of any violation of any such laws or ordinances. The Owned Real Property is zoned for the various purposes for which the real estate and improvements have been used in connection with the normal operation of the Business. To the best of Seller’s knowledge, all improvements on the Owned Real Property are in good condition and repair and have not suffered any casualty or other material damage that has not been repaired in all material respects. To the best of Seller’s knowledge, the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems of the buildings and improvements located on the Owned Real Property are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements located on the Owned Real Property are in good condition and free of leaks and other material defects.

(g) Title Commitment. The Seller has delivered to the Buyer a preliminary title commitment (“Title Commitment”), and Documents of Record for all of the Owned Real Property. The Title Commitments were issued by a title company designated by the Buyer (the “Title Insurance Company”) in the amount issued as reasonably requested by the Buyer, cover title to each parcel of Owned Real Property, commit to the issuance of an American Land Title Association Owner’s title insurance policy showing fee simple title in the Seller subject to the title exceptions reasonably acceptable to the Buyer, and contain a commitment to provide (where available) extended coverage over the general exceptions contained therein.

SECTION 4.8. Equipment and Machinery. Schedule 4.8 sets forth a complete and correct list of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $25,000. Except as set forth in Schedule 4.8, the Seller has good title, free and clear of all title defects and objections, Liens (other than the Lien of current property taxes and assessments not in default, if any) to the Equipment and Machinery owned by it, except for sales and dispositions in the ordinary course of business since such date. None of the title defects, objections or Liens (if any) listed in Schedule 4.8 adversely affects the value of any of the items of Equipment and Machinery or interferes with its use in the conduct of the Business in a manner that would be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.8, the Seller holds good and transferable leaseholds in all of the Equipment and Machinery leased by it, in each case under valid and enforceable leases. The Seller is not in default with respect to any item of Equipment and Machinery purported to be leased by it, and no event has occurred that constitutes or with due notice or lapse of time or both may constitute a default under any lease thereof except where such default would not be reasonably likely to have a Material Adverse Effect. The Equipment and Machinery is sufficient and adequate to carry on the Business as presently conducted by the Seller, and all items thereof are in good operating condition and repair.

SECTION 4.9. Licenses, Permits and Governmental Approvals. Schedule 4.9 sets forth a true and complete list of all licenses, permits, franchises, authorizations, registrations and approvals issued or granted to the Seller with respect to the Purchased Property by the Government, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (the “Permits”), and all pending applications therefor. Such list contains a summary description of each such item and, where applicable, specifies the date issued, granted or applied for, the expiration date and the current status thereof. Each Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect, except where such revocation, cancellation or declaration would not be reasonably likely to have a Material Adverse Effect. The Permits are sufficient and adequate in all respects to permit the continued lawful conduct of the Business in the manner now conducted, and none of the operations of the Business are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted, to the extent such violation would be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 4.9, no such Permit will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by the Transaction Documents.

SECTION 4.10. Compliance with Law; Licenses. Except as set forth in Schedule 4.10, the Seller has not received, with respect to any of the Purchased Property or the conduct of the Business, notice of any violation of any laws, regulations, orders or other requirements of any courts or other governmental or regulatory authorities having jurisdiction over the Seller, the Purchased Property and the Business, and the Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of the Purchased Property. The Seller has no knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by the Transaction Documents or all or a material part of the Business or the Purchased Property.

SECTION 4.11. Litigation. Except as set forth in Schedule 4.11, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Seller, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature (including, without limitation, condemnation proceedings), brought by or against the Seller or, to its knowledge after due inquiry, any of its respective officers, directors, employees, agents or Affiliates involving, affecting or relating to the Purchased Property, the Seller Employee Benefit Plans (other than claims for benefits made in the ordinary course of administration of such plans) or the transactions contemplated by the Transaction Documents, nor is any basis known to the Seller or any of its directors or officers for any such action, suit, proceeding or investigation, except as set forth on Schedule 4.11. The Purchased Property is not subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Business and/or the Purchased Property, or that would or might interfere with the transactions contemplated by the Transaction Documents.

SECTION 4.12. Contracts.

(a) Except as set forth on Schedule 4.12, the Seller, as it relates to the Purchased Property, is not a party to or bound by:

(i)	any contracts, agreements, instruments, arrangements, guarantees, licenses, commitments, undertakings or understandings that continue to be binding on the Seller (each, a “Contract”) with any current or former employee, director or officer of the Seller;

(ii)	any Contract with any employee, consultant or director of the Seller but as to which the Seller could have aggregate liability in excess of $50,000;

(iii)	any Contract with any Affiliate;

(iv)	any Contract for the purchase of materials or personal property related to the Purchased Property from any supplier or for the furnishing of services to the Seller that involves, or could reasonably be expected to require, future aggregate annual payments by the Seller of $50,000 or more;

(v)	any Contract for the sale, license or lease (as lessor) by the Seller of services, materials, products, supplies or other assets, owned or leased by the Seller related to the Purchased Property, that involves, or could reasonably be expected to require, future aggregate annual payments to the Seller of $50,000 or more;

(vi)	any Contract pursuant to which the Seller is the lessor of, or permits any third party to hold or operate, any real or personal property related to the Purchased Property;

(vii)	any Contract (including, without limitation, loan agreements, credit agreements, notes, bonds, mortgages or indentures) relating to or evidencing indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging activities (including guarantees or other contingent liabilities in respect of any of the foregoing) of the Seller in the amount of $50,000 or more;

(viii)	any Contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement;

(ix)	any Contracts which are material to the Seller and which restrict the Seller from disclosing any information concerning or obtained from any other Person;

(x)	any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Seller may be conducted;

(xi)	any Contract to allocate, share or otherwise indemnify for Taxes related to the Owned Real Property; or

(xii)	any other Contract which is material to the Purchased Property or the operation of the Plant.

The foregoing Contracts and agreements to which the Seller is a party or is bound are collectively referred to herein as “Material Contracts.”

(b) Each Material Contract is valid and binding on the Seller and is in full force and effect, and the Seller has performed all obligations required to be performed by it to date under each Material Contract, except where such noncompliance, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Seller has no knowledge of, nor has given or received notice of, any violation or default under (nor, to the knowledge of the Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract, except where such violations or defaults, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.13. Employee Plans.

(a) Schedule 4.13(a) lists all “employee benefit plans” as defined in Section 3(3) of ERISA, executive compensation arrangements, change in control agreements, vacation pay plans and severance pay plans or arrangements, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, holiday, sick leave, fringe benefit or welfare plan, maintained or contributed to or required to be contributed to by the Seller, whether or not maintained or contributed to pursuant to a collective bargaining agreement, for the benefit of any current or former employee of the Seller who performs or performed services in connection with the Business (collectively, the “Seller Employee Benefit Plans”).

(b) The Seller has delivered to the Buyer a complete and accurate summary plan description of the Seller Employee Benefit Plans. The requirements of ERISA and the Code, as applicable, have been fulfilled in all material respects with respect to any and all Seller Employee Benefit Plans, including, without limitation, any legally mandated continuation of health care coverage with respect to any “group health plan” (as such term is defined in Section 607(1) of ERISA and Section 5000(b)(1) of the Code) as may be required under Part 6 of Title I of ERISA or Section 4980B of the Code. Any and all Seller Employee Benefit Plans intended to meet the requirements for qualification and exemption from taxation under the Code have been determined to be so qualified and no event has occurred nor does any condition exist which would subject the Seller to any penalty, excise tax, or liability with respect to the Seller Employee Benefit Plans.

(c) Except as set forth on Schedule 4.13(c), neither the Seller nor any member of the Seller’s “controlled group” (within the meaning of Section 4971(e)(2)(B) of the Code) that includes the Seller (hereinafter referred to as a “Seller ERISA Affiliate”) has, with respect to any Seller Employee Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever (i) failed to satisfy the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA (or the quarterly contribution requirements of Section 412(m) of the Code and Section 302(e) of ERISA), unless the liability with respect thereto has been discharged in full, (ii) terminated any Seller Employee Benefit Plan that is subject to Title IV of ERISA, other than in a voluntary or standard termination, (iii) effected either a “complete withdrawal” or a “partial withdrawal,” as those terms as defined in Sections 4203 and 4205, respectively, of ERISA, from any Multiemployer Plan or (iv) incurred any liability due to the termination or reorganization of any Seller Employee Benefit Plan that has not been completely discharged. None of the Seller Employee Benefit Plans is a Multiemployer Plan.

SECTION 4.14. Insurance. Schedule 4.14 lists the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring the operation of the Business and the Purchased Property. Except as set forth in Schedule 4.14(a), all such policies and bonds are in full force and effect, underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed, with respect to any activities conducted by Seller at the Plant prior to or after the Closing Date and prior to the Completion Date, by reason of the consummation of the transactions contemplated by the Transaction Documents. The Seller shall maintain the coverage under all policies and bonds listed in (i) Schedule 4.14(a) in full force and effect through the Closing Date and (ii) Schedule 4.14(b) in full force and effect through the Completion Date. The Seller is not in material default under any provisions of any such policy of insurance nor has received notice of cancellation of any such insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

SECTION 4.15. Employees and Labor Matters.

(a) The Seller is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Business nor, within the last three years have there been any organizational activities with respect to the employees employed in connection with the Business, nor, to the Seller’s knowledge, are there any pending or threatened activities or proceedings of any labor union to organize any such employees.

(b) Except as set forth in Schedule 4.15(b): (i) with respect to employees employed in connection with the Business, the Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment, (ii) there is no labor strike, slowdown, work stoppage or lockout, pending or, to the knowledge of the Seller, threatened against or affecting the Business, and the Seller has not experienced any strike, slow down or work stoppage, lockout or other collective labor action, (iii) there are no charges with respect to or relating to the Seller or the Business pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices and (iv) the Seller has not received any notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Seller and no such investigation is in progress.

(c) Schedule 4.15(c) contains a complete and accurate list as of the date hereof of the following information for each employee employed by the Seller primarily in connection with the Business: name; job title; date of commencement of employment or engagement; current compensation (including annual base salary or hourly rate, as applicable); sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Seller Employee Benefit Plan, or any other employee benefit plan.

SECTION 4.16. Environmental Matters. To the best of Seller’s knowledge, except as set forth on Schedule 4.16, the Seller has obtained, maintained in effect and is in compliance with all licenses, permits, registrations, approvals and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities, including common law, relating to pollution or to health, safety or to the protection of the environment or natural resources (“Environmental Laws”) and is and has in the past been in compliance with all Environmental Laws with respect to the Purchased Property. The Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. or any other Environmental Laws, nor has the Seller received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of such Act or any analogous state or local statute, rule or regulation to any governmental agency with respect to the Purchased Property. Except as set forth on Schedule 4.16, to the best of Seller’s knowledge, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law), or petroleum, including crude oil or any fraction, or natural gas, including liquids and synthetic gas usable for fuel (“Hazardous Materials”) has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Purchased Property or any surface waters or groundwaters thereon or thereunder. Except as set forth on Schedule 4.16, the Seller does not own or operate, and has never owned or operated, an underground storage tank containing a Hazardous Material on the Purchased Property. The Seller is not subject to any existing, pending or to the Seller’s knowledge, threatened, action, suit, investigation, order, agreement, inquiry or proceeding arising under or relating to Environmental Laws with respect to the Purchased Property. There has been no exposure (attributable to any act or omission by the Seller) of any Person to any Hazardous Material in violation of applicable Environmental Laws, or which would otherwise give rise to a claim and/or liability under Environmental Law with respect to the Purchased Property. To the best of Seller’s knowledge, there are no asbestos-containing materials, wetlands, endangered species, wells, urea formaldehyde insulation, surface impoundments or lagoons containing Hazardous Materials, or polychlorinated biphenyls located at any of the

Owned Real Property. None of the Owned Real Property is subject to any deed or use restrictions arising under Environmental Laws. Except as set forth on Schedule 4.16, none of the Seller or the Owned Real Property is subject to any capital expenditures in order to maintain compliance with Environmental Laws. The Seller has provided copies to the Buyer of all internal and external environmental audits, studies, investigations, assessments and reports, and all material internal and external correspondence on environmental matters relating to the Business or the Owned Real Property in its possession or control.

SECTION 4.17. Microbial Matter. For purposes of this Section, the term “Microbial Matter” shall mean: fungi, bacterial or viral matter which reproduces through the release of spores or the splitting of cells or other means, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.

The Seller represents and warrants that, to the best of Seller’s knowledge: (a) there have been no complaints relating to air quality or Microbial Matter at the Owned Real Property; (b) there have been no significant incidents of water damage at the Owned Real Property or visual evidence of Microbial Matter in any structure or system at the Owned Real Property; (c) to the Seller’s knowledge, there have been no indications of improper design or construction of any structure at the Owned Real Property or any system contained therein that has led or could reasonably be expected to lead to the growth of Microbial Matter; (d) there is no pending, or to the Seller’s knowledge, threatened claim, investigation or proceeding pending relating to Microbial Matter; and (e) the Seller has provided true and complete copies to the Buyer of all reports, surveys, assessments and material documents relating to Microbial Matter at the Owned Real Property.

SECTION 4.18. Offering Exemption; Knowledge and Experience; Economic Risk. Each of the Seller and Mid-Am is an accredited investor as such term is defined in Rule 501(a) of the Securities Act. Each of the Seller and Mid-Am understands that the Shares have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Seller and Mid-Am contained herein. Each of the Seller and Mid-AM is familiar with the business and operations of the Parent and the Buyer and has been given the opportunity to obtain from the Parent and the Buyer all information that it has requested regarding its business plans and prospects. Each of the Seller and Mid-AM has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement; each of the Seller and Mid-Am is able to bear the economic risk of its investment in the Parent (including a complete loss of its investment).

SECTION 4.19. Limitations on Disposition. Each of the Seller and Mid-Am recognizes that no public market currently exists for the Common Stock Shares and Preferred Stock Shares, respectively. Each of the Seller and Mid-Am understands that it must bear the economic risk of this investment indefinitely unless the Common Stock Shares or the Preferred Stock Shares, as applicable, are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available. Each of the Seller and Mid-Am further understands that there is no assurance that any exemption from the

Securities Act will be available, or, if available, that such exemption will allow the Seller or Mid-Am to transfer any or all of the Common Stock Shares or Preferred Stock Shares, as applicable, in the amounts, or at the time the Seller or Mid-Am might propose. Each of the Seller and Mid-Am understands at the present time Rule 144 under the Securities Act is not applicable to sales of the Shares.

SECTION 4.20. Investment Purpose. The Seller and Mid-Am are acquiring the Common Stock Shares and the Preferred Stock Shares, respectively, solely for their own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the Common Stock Shares and the Preferred Stock Shares, respectively. No other Person has any right with respect to or interest in the Common Stock Shares and Preferred Stock Shares to be purchased by the Seller and Mid-Am, respectively, nor has the Seller or Mid-Am agreed to give any Person any such interest or right in the future, except that the Seller may, in the future, transfer all or a portion of the Common Stock Shares owned by it to Mid-Am. In the event of such a transfer, Mid-Am shall acquire such Common Stock Shares for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing such Common Stock Shares. No other Person shall have any right with respect to or interest in any Common Stock Shares to be transferred by the Seller to Mid-Am, nor shall Mid-Am agree to give any Person any such interest or right in the future.

SECTION 4.21. Compliance with Law. The Business of the Seller is not being and has not been conducted in violation of any applicable order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Entity, except such violations which, in the aggregate, is not reasonably likely to have a Material Adverse Effect.

SECTION 4.22. Survival. Each of the representations and warranties set forth in this Article 4 shall be deemed represented and made by the Seller and/or Mid-Am, as applicable, at the Closing as if made at such time and shall survive the Closing notwithstanding any investigation on the part of the Buyer for a period terminating on the first (1st) anniversary of the Closing Date, provided, however, that representations and warranties contained in Sections 4.6 and 4.16 shall survive until the expiration of the statute of limitations applicable to a violation of any such representation or warranty and the representations and warranties contained in Sections 4.3 and 4.10 hereof shall survive indefinitely.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER.

Except as disclosed in the SEC Reports, the Parent and/or the Buyer hereby represents and warrants to the Seller as follows:

SECTION 5.1. Corporate Organization. Each of the Parent and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of Incorporation and By-laws of each of the Parent and the Buyer, with all amendments thereto to the date hereof, have been furnished to the Seller, and such copies are accurate and complete as of the date hereof.

SECTION 5.2. Qualification to Do Business. Each of the Parent and the Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where such lack of qualification would not be reasonably likely to have a Buyer Material Adverse Effect.

SECTION 5.3. Financial Statements; SEC Filings.

(a) The Parent has filed all SEC Reports. The SEC Reports, including the financial statements contained therein, (i) were prepared in accordance with the requirements of the Exchange Act as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no facts existing as of the date hereof peculiar to the Parent or any Subsidiary of the Parent which the Parent has not disclosed in the SEC Reports which, either individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect. Neither the Parent nor the Buyer is party to any [Eagle Material Contract] that was required to have been filed as an exhibit to any SEC Report that was not so filed, other than this Agreement.

(b) The financial statements contained in the SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of the Parent and its Subsidiaries as at the respective dates thereof and the statements of operations and cash flows of the Parent and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (none of which will be material in amount and effect).

(c) Except as reflected or reserved against in the financial statements contained in the SEC Reports filed prior to the date of this Agreement or as otherwise disclosed in such SEC Reports, the Parent and its Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have, or are reasonably likely to have, a Buyer Material Adverse Effect.

SECTION 5.4. Authorization and Validity of Agreement. Each of the Parent and the Buyer has all requisite corporate power and authority to enter into the Buyer Transaction Documents to which it is a party and to carry out its respective obligations thereunder. The execution and delivery of the Buyer Transaction Documents to which it is a party and the performance of the Parent’s and the Buyer’s obligations thereunder, respectively, have been duly authorized by all necessary corporate action by the Board of Directors and stockholders of the Parent and the Buyer, respectively, and no other corporate proceedings on the part of the Parent or the Buyer is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each of the Parent and the Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

SECTION 5.5. No Conflict or Violation. The execution, delivery and performance by the Parent or the Buyer of the Buyer Transaction Documents to which it is a party does not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Parent and the Buyer, respectively, and (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor (iii) violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Parent and/or the Buyer is a party or by which the Parent and/or the Buyer is bound or to which any of the Parent’s and/or the Buyer’s properties or assets are subject except where such violation, breach or default would be reasonably likely to have a Buyer Material Adverse Effect.

SECTION 5.6. Compliance with Law; Licenses. The operations of the Parent and its Subsidiaries have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Parent or any of it Subsidiaries and their respective assets, properties and operations, except where such conduct would not be reasonably likely to have a Buyer Material Adverse Effect. Except as set forth in the SEC Reports, neither the Parent nor any of its Subsidiaries has received notice of any violation of any such law, regulation, order or other legal requirement, and neither the Parent nor any of its Subsidiaries is in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to its business or any of its assets, properties or operations.

SECTION 5.7. Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of the Parent and its Subsidiaries, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Parent, any of its Subsidiaries, or any of their respective officers, directors, employees, agents or Affiliates involving, affecting or relating to the transactions contemplated by the Transaction Documents, nor is any basis known to the Parent, any of its Subsidiaries or any of their respective directors or officers for any such action, suit, proceeding or investigation, except where such claims, actions, suits, proceedings, disputes or investigations would not be reasonably likely to have a Buyer Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that would be reasonably likely to have a Buyer Material Adverse Effect.

SECTION 5.8. Capitalization. After giving effect to the Charter Amendment, the authorized capital stock of the Parent shall consist of 2,500,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. Immediately prior to the consummation of the transactions contemplated by this Agreement and consummation of the Repurchase and Exchange Agreement and the Contribution and Exchange Agreement, the issued and outstanding capital stock of the

Parent in the amounts held beneficially and of record is as set forth on Schedule 5.8(a) hereto. Immediately following consummation of the transactions contemplated by this Agreement and consummation of the Repurchase and Exchange Agreement and the Contribution and Exchange Agreement, the issued and outstanding capital stock of the Parent in the amounts held beneficially and of record shall be as set forth on Schedule 5.8(b) hereto.

SECTION 5.9. Valid Issuance. The issuance of the Shares pursuant to this Agreement have been duly authorized and such Shares, when paid for or issued in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.9, the issuance, sale and delivery of the Shares are not subject to any preemptive right of stockholders of the Parent arising under law or the Parent’s Restated Certificate of Incorporation after giving effect to the Charter Amendment or the Parent’s By-laws or to any contractual right of first refusal or other right in favor of any Person.

SECTION 5.10. Consents and Approvals. Schedule 5.10 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of the Transaction Documents by the Parent and the Buyer or the performance by each of the Parent and the Buyer of its obligations thereunder, other than such consents, waivers, authorizations or approvals whose absence would not be reasonably likely to have a Buyer Material Adverse Effect.

SECTION 5.11. Private Offering. Neither the Parent nor anyone acting on its behalf has sold or has offered any of the Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Seller. Neither the Parent nor anyone acting on its behalf shall offer the Shares for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of such Shares, or any part thereof, within the provisions of Section 5 of the Securities Act. Based upon the representations of the Seller set forth in Section 4 hereof, the offer, issuance and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

SECTION 5.12. Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Parent and the Buyer and the Parent and the Buyer agree to indemnify and hold the Seller harmless against any costs or damages incurred as a result of any such claim.

SECTION 5.13. Employee Plans.

(a) Schedule 5.13(a) lists all “employee benefit plans” as defined in Section 3(3) of ERISA, executive compensation arrangements, change in control agreements, vacation pay plans and severance pay plans or arrangements, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, supplemental-unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, holiday, sick leave, fringe benefit or welfare plan, maintained or contributed to or required to be contributed to by the Parent or its Subsidiaries whether or not maintained or contributed to pursuant to a collective bargaining agreement for the benefit of any current or former employee of the Parent or any of its Subsidiaries who performed services for the Parent or any of its Subsidiaries (collectively, the “Buyer Employee Benefit Plans”).

(b) Copies of the following documents, with respect to each of the Buyer Employee Benefit Plans, as applicable, have been made available to the Seller by the Parent and/or Buyer: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or except as set forth on Schedule 5.13(d):

(i)	All Buyer Employee Benefit Plans have been maintained in accordance with their express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable law.

(ii)	None of the Buyer Employee Benefit Plans is a Multiemployer Plan, and neither the Parent or its Subsidiaries nor any member of the Parent’s or Subsidiaries’ “controlled group” (within the meaning of Section 4971(e)(2)(B) of the Code) that includes the Parent or any of its Subsidiaries (hereinafter referred to as a “Buyer ERISA Affiliate”)has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any present or contingent liability due to the termination or reorganization of a Multiemployer Plan.

(iii)	Neither the Parent nor any of its Subsidiaries nor any Buyer ERISA Affiliate has ever maintained, sponsored, contributed to or otherwise incurred any present or contingent liability with respect to any “single-employer plan”, as defined in Section 4001(a)(15) of ERISA, and neither the Parent nor any of its Subsidiaries nor any Buyer ERISA Affiliate has any present or contingent liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Parent, any of its Subsidiaries or any Buyer ERISA Affiliate.

(iv)	There are no actions, disputes, suits, claims, arbitration or legal, administrative or other proceeding or governmental investigation pending (other than routine claims for benefits) or, to the knowledge of the Parent or the Buyer, threatened, alleging any breach of the terms of any Buyer Employee Benefit Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Buyer Employee Benefit Plan.

(v)	The Parent and its Subsidiaries have complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under the Buyer Employee Benefit Plans.

SECTION 5.14. Insurance. All material insurance policies maintained by the Parent and/or the Buyer are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Parent and/or the Buyer, as the case may be, have complied in all material respects with the terms and provisions of such policies.

SECTION 5.15. Labor Relations. Except as provided on Schedule 5.15, neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreement covering any individual who performs services as an employee primarily for the Parent or its Subsidiaries, and there are no controversies or unfair labor practice proceedings pending or, to the knowledge of the Parent or its Subsidiaries, threatened, between the Parent or any of its Subsidiaries and any current or former employees of the Parent or any of its Subsidiaries, that is reasonably likely to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Buyer Material Adverse Effect. To the knowledge of the Parent and its Subsidiaries, no organizational effort is presently being made or, to the knowledge of the Parent and its Subsidiaries, threatened by or on behalf of any labor union.

SECTION 5.16. Environmental Matters.

(a) Except as would not reasonably be likely to result in Buyer Material Adverse Effect, neither the Parent nor any of its Subsidiaries has transported, disposed of or arranged for the disposal of, Hazardous Materials in violation of any Environmental Law, or in a manner that could result in liability to the Parent or its Subsidiaries.

(b) Except as would not reasonably be likely to result in a Buyer Material Adverse Effect, the Parent and its Subsidiaries currently hold and are in compliance with all approvals, permits, licenses, clearances and consents required under Environmental Laws for the conduct of the business of the Parent and its Subsidiaries.

(c) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Parent and its Subsidiaries, threatened alleging that the Parent or any of its Subsidiaries is in violation of or liable under any Environmental Law.

(d) Except as would not reasonably be likely to result in a Buyer Material Adverse Effect, the Parent and its Subsidiaries are in compliance with all applicable Environmental Laws. To the knowledge of the Parent and its Subsidiaries, there are no material expenditures required to maintain or achieve compliance.

SECTION 5.17. Tax Matters.

(a) (i) The Parent and its Subsidiaries have filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Parent and its Subsidiaries and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete as of the time of such filing in all material respects; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Parent or its Subsidiaries (whether or not shown on any Tax Return) or to which the Parent or its Subsidiaries may be liable at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); or (iv) any liability of the Parent or its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Parent and its Subsidiaries in accordance with GAAP.

(b) No current or former Subsidiary of the Parent or any of its Subsidiaries has ever been a member of any “affiliated group” (within the meaning of Section 1504(a) of the Code) included in any consolidated federal income Tax Return filed with the Internal Revenue Service other than an affiliated group of which the Parent or a Subsidiary of the Parent is the common parent.

SECTION 5.18. Intellectual Property. The Parent and its Subsidiaries own all right, title and interest in and to, or are licensed or otherwise possess valid and enforceable rights to use, all patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulas, research and development, and applications and registrations for any of the foregoing, in each case, which are material to the conduct of the business of the Parent and its Subsidiaries taken as a whole, (collectively, the “Intellectual Property Rights”). To the Parent’s and Buyer’s knowledge, there are no conflicts with or infringements of any Intellectual Property Rights by any third party, and the conduct of the business of the Parent and its Subsidiaries does not conflict with or infringe any intellectual property or other proprietary right of any third party. There are neither any outstanding nor, to the Parent’s or the Buyer’s knowledge, threatened disputes or disagreements with respect to any of the Intellectual Property Rights nor to the Parent’s or the Buyer’s knowledge is there any basis therefor. The Parent and its Subsidiaries have taken commercially reasonable steps to protect their trade secrets and, to the knowledge of the Parent and the Buyer, such trade secrets have not been used, disclosed or appropriated to the detriment of the Parent or its Subsidiaries.

SECTION 5.19. Absence of Certain Changes or Events. Except as set forth on Schedule 5.19, since July 3, 2004, there has not been:

(a)	any change or event that has had or is reasonably likely to have a Buyer Material Adverse Effect;

(b)	any change in any method of accounting or accounting practice of the Parent or the Buyer;

(c)	any strike, picketing, work slowdown or other labor disturbance that has had or is reasonably likely to have a Buyer Material Adverse Effect;

(d) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Parent or its Subsidiaries that has had or is reasonably likely to have a Buyer Material Adverse Effect;

(e) any (A) grant of any severance or termination pay to (1) any director or officer of the Parent or any Subsidiary or (2) any other employee of the Parent or any Subsidiary, except in the case of clause (2) in an aggregate cost not to exceed $1,000,000; (B) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Parent or any Subsidiary entered into; (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Parent or any Subsidiary other than, in the case of employees (other than directors and officers), in the ordinary course of business consistent with past practice;

(f) any acquisition (by merger, consolidation, purchase of assets or otherwise) of any Person or business, or any sale of all or any material portion of the Parent’s or its Subsidiaries’ assets;

(g) any pledge of any assets of the Parent’s or any Subsidiary or the granting of any Lien on any assets of the Parent or any Subsidiary;

(h) the commencement or settlement of any material legal proceedings;

(i) any action taken by a Governmental Entity that affects, in a material respect, the business of the Parent or its Subsidiaries; or

(j) any redemption or other acquisition of Parent’s Common Stock or capital stock of the Company or options or rights to acquire shares of capital stock of the Parent by the Parent or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Parent’s Common Stock, except for purchases heretofore made pursuant to the terms of the Buyer Employee Benefit Plans or pursuant to this Agreement, the Contribution and Exchange Agreement or the Repurchase and Exchange Agreement.

SECTION 5.20. Contracts.

(a) Neither the Parent nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) (the “Eagle Material Contracts”);

(b) Each Eagle Material Contract is valid and binding on the Parent or its Subsidiaries and is in full force and effect, and the Parent or its Subsidiaries has performed all obligations required to be performed by it to date under each Eagle Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Buyer Material Adverse Effect. Neither the Parent nor any of its Subsidiaries knows of, nor has given or received notice of, any violation or default under (nor, to the knowledge of the Parent or any of its Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Eagle Material Contract, except where such violations or defaults, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

SECTION 5.21. Survival. Each of the representations and warranties set forth in this Article 5 shall be deemed represented and made by the Parent and/or the Buyer, as the case may be, at the Closing as if made at such time and shall survive the Closing notwithstanding any investigation on the part of the Seller for a period terminating on the first (1st) anniversary of the Closing Date, provided, however, that representations and warranties contained in Sections 5.16 and 5.17 hereof shall survive until the expiration of the statute of limitations applicable to a violation of any such representation or warranty, and the representations and warranties contained in Sections 5.4 and 5.6 hereof shall survive indefinitely.

SECTION 6. COVENANTS OF THE SELLER.

The Seller covenant as follows:

SECTION 6.1. Conduct of Business Before the Closing Date.

(a) Without the prior written consent of the Parent and the Buyer, between the date hereof and the Closing Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

(i)	make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules hereto and dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

(ii)	subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property or the conduct of the Business;

(iii)	make or commit to make any capital expenditure relating to the Purchased Property in excess of $50,000;

(iv)	acquire any new Equipment and Machinery except in the ordinary course of business consistent with past practice;

(v)	fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Business;

(vi)	take any other action that would cause any of the representations and warranties made by the Seller in the Transaction Documents not to remain true and correct;

(vii)	make, enter into, modify, amend in any material respect or terminate any Contract or expenditure with respect to any Purchased Property, where such Contract, bid or expenditure is for (A) a Contract entailing payments in excess of $50,000 or (B) a Contract having a term in excess of ninety (90) days;

(viii)	settle, release or forgive any claim or litigation or waive any right with respect to the Purchased Property or employees employed in connection with the Business; or

(ix)	commit to do any of the foregoing.

(b)	From and after the date hereof and until the Closing Date, the Seller shall:

(i)	continue to maintain, in all material respects, the Purchased Property in accordance with present practice in a condition suitable for its current use and to operate the Plant in the ordinary course of business;

(ii)	file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii)	keep the Files and Records in the ordinary course of business and in accordance with existing practice.

SECTION 6.2. Conduct of Business Before the Completion Date. Without the prior written consent of the Parent and the Buyer, between the Closing Date and the Completion Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

(a) enter into or adopt any new (or amend any existing) Seller Employee Benefit Plan or employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any Seller Employee Benefit Plan, or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

(b) settle, release or forgive any claim or litigation or waive any right with respect to the employees employed in connection with the Business;

SECTION 6.3. Actions Before Closing Date and Completion Date. The Seller shall not take any action which shall cause it to be in breach of any representations, warranties, covenants or agreements contained in this Agreement. The Seller shall use reasonable commercial efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Seller under this Agreement as soon as possible, but in no event later than the Closing Date. The Seller shall use reasonable commercial efforts to perform and satisfy all conditions to consummation of the Final Transfer to be performed or satisfied by the Seller under this Agreement and the Transition Agreement as soon as reasonably possible.

SECTION 6.4. Consents and Approvals. The Seller shall use reasonable commercial efforts to obtain all consents and approvals of third parties required to be obtained by the Seller to effect the transactions contemplated by the Transaction Documents.

SECTION 6.5. Access to Properties and Records. The Seller shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14 hereof) to all properties, books, contracts, commitments and records of the Seller relating to the Purchased Property and, during such period, shall furnish promptly to the Buyer all other information concerning the Plant, its properties and its personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 6.6 shall qualify any representation or warranty of the Seller or the conditions to the obligations of the Buyer. The Seller shall also afford the Buyer full access to the Plant, all operations of the Plant and to all Purchased Property throughout the period prior to the Closing Date.

SECTION 6.6. Negotiations. From and after the date hereof, neither the Seller, any Affiliate, nor any of its respective officers or directors nor anyone acting on behalf of the Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Seller, the Business or any other transaction inconsistent with the transactions contemplated hereby. The Seller shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

SECTION 6.7. Further Assurances. Upon the request of the Parent or the Buyer at any time after the Closing Date, the Seller shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Parent, the Buyer or their counsel may reasonably request to perfect title of the Buyer and its successors and assigns to the Purchased Property or otherwise to effectuate the purposes of the Transaction Documents.

SECTION 6.8. Reasonable Commercial Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller will use reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most practicable manner the transactions contemplated hereby.

SECTION 6.9. Notice of Breach. Through the Closing Date, the Seller shall promptly give the Buyer written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

SECTION 6.10. Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all its rights under the Contracts set forth on Schedule 2.7(a)(i) hereof. On the Completion Date and effective as of the date thereof, the Seller shall assign to the Buyer all its rights under the Contracts set forth on Schedule 2.7(a)(ii) hereof. Notwithstanding the foregoing, no Contract shall be assigned contrary to law or the terms of such Contract and, with respect to Contracts that cannot be assigned to the Buyer at the Closing Date or the Completion Date, as applicable, the performance obligations of the Seller thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. The Seller shall (i) use reasonable commercial efforts to obtain all necessary consents, (ii) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of rights) under any such Contracts, including enforcement for the benefit of the Buyer (and at the Buyer’s expense) of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (iii) hold all monies paid thereunder in trust for the account of the Buyer and (iv) remit all such money to the Buyer as promptly as possible.

SECTION 6.11. Surveys. Buyer shall obtain a survey (the “Survey”) of the Owned Real Property at Seller’s sole cost and expense.

SECTION 6.12. Title Affidavits. The Seller shall execute and deliver to the Buyer’s title insurance company any and all title affidavits and indemnities customarily delivered by a purchaser or seller, as the case may reasonably be, required by the title insurance company to issue a title insurance policy or title insurance policies in form and substance satisfactory to Buyer, together with any endorsements or affirmative insurance required by Buyer, for the Owned Real Property.

SECTION 6.13. Environmental Studies. At least thirty (30) days prior to Closing, a Phase I Environmental Site Assessment shall be prepared by Buyer’s consultant, engineer or consulting or engineering firm including, at Buyer’s sole discretion, a compliance audit of the improvements and operations, and, if recommended or otherwise reasonable based on the findings of such report, Seller shall permit Buyer to conduct a Phase II investigation (including without limitation, an assessment of the presence for lead) on the Owned Real Property prepared by Buyer’s consultant, engineer or consulting or engineering firm, licensed in the state or states in which such properties are located. The reports shall be in the form, scope and substance satisfactory to the Buyer in its sole discretion (including any findings and conclusions contained in the reports). All costs associated with preparation of the reports contemplated by this Section 6.13 shall be borne by the Seller.

SECTION 6.14. Resale of Shares.

(a) The Seller covenants that it will not sell or otherwise transfer the Shares except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Parent, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

(b) The certificates evidencing the Shares will bear the following legend reflecting the foregoing restrictions on the transfer of such securities:

“The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be transferred except pursuant to an effective registration under the Act or in a transaction which, in the opinion of counsel reasonably satisfactory to the Company, qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder.”

SECTION 6.15. Confidentiality. As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of the Parent or any Subsidiary, the Seller covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives; provided, however, that the Seller may disclose or deliver any information or other material disclosed to or received by it should the Seller be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. In the event of any termination of this Agreement prior to the Closing Date, the Seller shall return to the Parent all confidential material previously furnished to the Seller or its officers, directors, partners, employees, counsel, accountants and other representatives in connection with this transaction. For purposes of this Section 6.16, “due care” means at least the same level of care that the Seller would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

SECTION 6.16. Supplements to Schedules. From time to time prior to the Closing, but in no event later than forty-eight (48) hours prior to the Closing, Seller shall promptly supplement or amend the Schedules corresponding to the representations and warranties set forth in Section 4 hereof with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such Schedule. No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Section 12 hereof or the compliance by Seller with any covenant set forth herein.

SECTION 6.17. Transaction Bonus Plan. Following the Closing Date the Buyer shall adopt a Transaction Bonus Plan, which shall provide for the payment of transaction bonuses to key employees of the Buyer in the event of, and in connection with, a Company Sale (as such term shall be defined in the Transaction Bonus Plan; provided, that the transactions described in this Agreement shall not constitute a “Company Sale” or trigger the payment of such bonuses). The proposed material terms of the Transaction Bonus Plan are set forth on Schedule 6.17.

SECTION 7. COVENANTS OF THE PARENT AND THE BUYER.

The Parent and the Buyer covenant as follows:

SECTION 7.1. Conduct of Business Before the Closing Date. From and after the date hereof and until the Closing Date, the Parent and its Subsidiaries shall continue to maintain, in all material respects, their real and personal property in accordance with present practice in a condition suitable for its current use and to operate their business in the ordinary course.

SECTION 7.2. Conduct of Business Before the Completion Date. Except as set forth in Schedule 7.2, without the prior written consent of the Seller, between the Closing Date and the Completion Date, neither the Parent nor any of its Subsidiaries shall, except as required or expressly permitted pursuant to the terms hereof, enter into any new (or amend any existing) Buyer Employee Benefit Plan or employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any Buyer Employee Benefit Plan or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice.

SECTION 7.3. Actions Before Closing Date and Completion Date. Neither the Parent nor the Buyer shall take any action which shall cause it to be in breach of any representations, warranties, covenants or agreements contained in this Agreement. Each of the Parent and the Buyer shall use reasonable commercial efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date. Each of the Parent and the Buyer shall use reasonable commercial efforts to perform and satisfy all conditions to consummation of the Final Transfer to be performed or satisfied by it under this Agreement and the Transition Agreement as soon as possible.

SECTION 7.4. Consents and Approvals. Each of the Parent and the Buyer shall use reasonable commercial efforts to obtain all consents and approvals of third parties required to be obtained by the Parent and the Buyer, respectively, to effect the transactions contemplated by the Transaction Documents.

SECTION 7.5. Access to Properties and Records. The Parent and its Subsidiaries shall afford to the Seller, and to the accountants, counsel and representatives of the Seller, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14 hereof) to all properties, books, contracts, commitments, employees and records of the Seller relating to the business of the Parent and its Subsidiaries and, during such period, shall furnish promptly to the Seller all other information concerning the business of the Parent and its Subsidiaries, their properties and personnel as the Seller may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.5 shall qualify any representation or warranty of the Parent or the Buyer or the conditions to the obligations of the Seller.

SECTION 7.6. Negotiations. From and after the date hereof until the Closing Date, neither the Parent, any Affiliate, nor any of Parent’s or Buyer’s respective officers or directors nor anyone acting on behalf of the Parent, Buyer or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Seller or its representatives) concerning any purchase or sale of shares of capital stock or similar transactions involving the Parent and/or the Buyer or any other transaction inconsistent with the transactions contemplated hereby. The Parent and the Buyer shall promptly communicate to the Seller any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

SECTION 7.7. Further Assurances. Upon the request of the Seller at any time after the Closing Date, the Parent and/or the Buyer, as the case may be, shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Seller or its counsel may request to effectuate the purposes of the Transaction Documents.

SECTION 7.8. Reasonable Commercial Efforts. Upon the terms and subject to the conditions of this Agreement, the Parent and the Buyer will use reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

SECTION 7.9. Notice of Breach. Through the Closing Date, the Parent or the Buyer, as the case may be, shall promptly give the Seller written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

SECTION 8. EMPLOYEES AND EMPLOYEE PLANS.

SECTION 8.1. Offer of Employment. Schedule 8.1 hereto sets forth a true and complete list of all individuals who are employees employed in connection with the Business as of the date hereof and as of the Completion Date, including those employees who are absent from employment due to illness, vacation, short-term disability or other authorized absence, but excluding those who are disabled within the meaning of any long-term disability plan under which such employees participate or who are former employees, retired or otherwise not actively employed in the Business (“Listed Employees”). The Buyer shall offer to hire those Listed Employees set forth on Schedule 8.1 hereto as the Buyer may choose. All such employment offers to be made by the Buyer shall be made on or prior to the Completion Date. The employees who accept such offers of employment shall be referred to herein as “Transferred Employees” and shall become employees of the Buyer as of the date such employees commence employment with the Buyer, but not earlier than the Completion Date.

SECTION 8.2. Employee Benefits. The Transferred Employees shall participate in the Buyer Employee Benefit Plans in accordance with the terms thereof generally applicable to employees of the Buyer. As to each Transferred Employee, the Buyer shall recognize, with respect to the Buyer Employee Benefit Plans, service with the Seller as service with the Buyer for purposes of eligibility and vesting only, and not for accrual of benefit purposes. It is understood and agreed that, the Buyer’s obligation under Section 8.1 hereof to extend offers of employment to the Listed Employees shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of the Buyer to an employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Buyer may establish pursuant to individual offers of employment; provided that, such employment offered by the Buyer is “at will” and may be terminated by the Buyer or by an employee of the Buyer at any time for any reason (subject to any written commitments to the contrary made by the Buyer other than in this Agreement, and applicable law). Except as otherwise provided in this Agreement, nothing herein shall be deemed to prevent or restrict in any way the right of the Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Completion Date or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

SECTION 8.3. Liability. Other than as provided in Section 8.2 hereof, neither the Buyer nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Transferred Employee or any other present or former employee of the Seller or its Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person’s employment with the Seller or its Affiliates or the termination of such employment prior to the Completion Date. The Seller and its Affiliates shall be responsible for any and all wages, bonuses, commissions, employee benefits, retention or stay bonus arrangements, and other compensation (including all obligations under the Seller Employee Benefit Plans) due to the employees of the Seller arising out of their employment with Seller prior to and as of the Completion Date. Neither the Buyer nor its Affiliates shall assume any liability or obligation with respect to, and receives no right or interest in, any of the Seller Employee Benefit Plans.

SECTION 8.4. Seller’s Cooperation in Hiring of Employees. The Seller shall cooperate with the Buyer and shall permit the Buyer a reasonable period prior to the Completion Date (i) to meet with the Listed Employees at such times as the Buyer shall reasonably request, (ii) to distribute to the Listed Employees such forms and other documents relating to potential employment by the Buyer on and after the Completion Date as the Buyer may reasonably request, and (iii) to permit the Buyer’s Human Resources representatives and the Buyer’s counsel, upon request, to review employment related Files and Records and other relevant employment information regarding the Listed Employees.

SECTION 8.5. Rights. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of the Seller or legal representatives thereof, any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, under or by reason of this Agreement.

SECTION 9. TAXES.

The parties hereto hereby covenant and agree as follows:

SECTION 9.1. Allocation of Purchase Price and Purchase Price Allocation Forms. The Buyer shall, as promptly as practicable after the Closing Date, submit to the Seller a statement of the Buyer’s allocation of the Purchase Price to the different items of Purchased Property (the “Allocation Statement”). The Allocation Statement shall be binding and conclusive upon the parties hereto, unless the Seller objects in writing to any item or items shown on the Allocation Statement within ten Business Days after delivery thereof to the Seller. If the Buyer and the Seller shall be unable to resolve any dispute with regard to the Allocation Statement within ten Business Days after delivery of the Seller’s written objections, the matter or matters in dispute shall be submitted (at the expense of the Buyer) to the Buyer’s Accountant. The decision of the Buyer’s Accountant shall be conclusive and binding upon the Buyer and the Seller.

Promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Allocation Statement), the Buyer’s Accountant shall prepare, in consultation with the Seller or the Seller’s Accountant, those statements or forms (including Form 8594 if available) required by Section 1060 of the Code and the Treasury regulations promulgated thereunder with respect to the allocation of the Purchase Price. Such statements or forms shall be prepared consistently with the allocation of Purchase Price. Such statements or forms shall be filed by the parties on their respective federal income tax returns as required by Section 1060 of the Code and the Treasury regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

SECTION 9.2. Indemnification Payments. Any indemnification payments made pursuant to Section 9.1 shall constitute a Purchase Price adjustment for Tax purposes.

SECTION 10. INDEMNIFICATION AND ARBITRATION.

SECTION 10.1. Indemnification by the Seller. Notwithstanding the Closing, the delivery of the Purchased Property, the Investment or the Final Transfer, and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and its directors, officers and employees (the “Buyer Indemnitees”), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees and expenses of investigation incurred by the Buyer Indemnitees in any action or proceeding between the Seller and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Buyer Losses”) arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any and all the Seller’s Events of Breach. As used herein, “Seller’s Events of Breach” shall be and mean any one or more of the following:

(a) any breach of any representation of the Seller or Mid-Am or the breach of any warranty of the Seller or Mid-Am contained in this Agreement;

(b) any failure of the Seller or Mid-Am duly to perform or observe any term, provision, covenant, agreement contained herein on the part of the Seller or Mid-Am to be performed or observed;

(c) any claim or cause of action by any party against any Buyer Indemnitee, with respect to the Excluded Liabilities or, prior to the Completion Date, the Assumed Liabilities set forth in Sections 2.7 (a)(ii) and, to the extent applicable, 2.7(a)(iii) hereof, provided, however, that the Seller shall not have the obligation of making any payment under Section 10.1(a) hereof with respect to any representation or warranty unless and until all Buyer Indemnitees have suffered Buyer Losses by reason of all such claims exceeding One Hundred Fifty Thousand Dollars ($150,000), it being understood that once such amount is exceeded, the aggregate of all such claims in excess of said One Hundred Fifty-Thousand Dollars ($150,000) shall be payable by the Seller on demand by the Buyer.

For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of Buyer Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to Material Adverse Effect shall be disregarded.

SECTION 10.2. Procedures for Indemnification by the Seller. If with respect to a third party a Seller’s Events of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Seller has become obligated to such Buyer Indemnitee pursuant to Section 10.1 hereof, or if any suit, action, investigation, claim or proceeding (a “Proceeding”) is begun, made or instituted by a third party as a result of which the Seller may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice to the Seller. The Seller agrees to defend, contest or otherwise protect the Buyer Indemnitee against any Proceeding at its sole cost and expense. The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee’s choice and shall in any event cooperate with and assist the Seller to the extent reasonably possible. If the Seller fails timely to defend, contest or otherwise protect against such Proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Seller, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Seller shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Buyer. If the Seller assumes the defense of any Proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, (b) no compromise or settlement of such claims may be effected by the Seller without the Buyer Indemnitee’s consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the Buyer Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Seller; and (c) the Buyer Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

SECTION 10.3. Indemnification by the Parent and/or the Buyer. Notwithstanding the Closing, the delivery of the Purchased Property or the Final Transfer, the Parent and/or Buyer shall jointly and severally indemnify and agree to fully defend, save and hold the Seller, any Affiliate of the Seller, and its directors, officers and employees (the “Seller Indemnitees”), harmless if any Seller Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys’ fees and expenses of investigation incurred by the Seller Indemnitees in any action or proceeding between the Parent and/or Buyer on the one hand, and the Seller Indemnitees on the other hand, or between the Seller Indemnitees and any third party or otherwise), deficiency, interest, penalty, impositions, assessments or fines (collectively, “Seller Losses”) arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all the Parent/Buyer Events of Breach. As used herein, “Parent/Buyer Events of Breach” shall be and mean any one or more of the following:

(a) any breach of any representation of the Buyer or the breach of any warranty of the Buyer contained in the this Agreement;

(b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained herein on the part of the Buyer to be performed or observed;

(c) any claim or cause of action by any party arising after the Closing Date against any Seller Indemnitee with respect to the Assumed Liabilities set forth in Section 2.7(a)(i) hereof, and, after the Completion Date, with respect to the Assumed Liabilities set forth in Sections 2.7(a)(ii) and, to the extent applicable, 2.7(a)(iii) as well, provided, however, that the Buyer shall have no obligation to make any payment under Section 10.3(a) hereof with respect to any representation or warranty unless and until all Seller Indemnitees have suffered Seller Losses by reason of all such claims exceeding One Hundred Fifty Thousand Dollars ($150,000), it being understood that once such amount is exceeded, the aggregate of all such claims in excess of said One Hundred Fifty Thousand Dollars ($150,000) shall be payable jointly and severally by the Parent and/or Buyer on demand by the Seller.

For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of Seller Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Buyer Material Adverse Effect shall be disregarded; provided, however, that this paragraph shall not apply to Section 5.19(b).

SECTION 10.4. Procedures for Indemnification by the Parent and/or Buyer. If with respect to a third party a Parent/Buyer Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Parent and/or Buyer has become obligated to such Seller Indemnitee pursuant to Section 10.3 hereof, or if any Proceeding is begun, made or instituted by a third party as a result of which the Parent and/or Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice to the Parent and/or Buyer. The Parent and/or Buyer, as the case may be, agrees to defend, contest or otherwise protect the Seller Indemnitee against any Proceeding at its sole cost and expense. The Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Seller Indemnitee’s choice and shall in any event cooperate with and assist the

Buyer to the extent reasonably possible. If the Parent and/or Buyer, as the case may be, fails timely to defend, contest or otherwise protect against such Proceeding, the Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover the entire cost thereof from the Parent and/or Buyer, as the case may be, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such Proceeding, and the Parent and/or Buyer, as the case may be, shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Seller. If the Parent and/or Buyer, as the case may be, assumes the defense of any Proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, (b) no compromise or settlement of such claims may be effected by the Parent and/or Buyer, as the case may be, without the Seller Indemnitee’s consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the Seller Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Parent and/or Buyer, as the case may be; and (c) the Seller Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

SECTION 10.5. Successors and Assigns. All of the rights and obligations of the Seller, Parent and Buyer pursuant to this Section 10 shall survive any sale, assignment or other transfer by the Buyer of title to or interest in any of the Purchased Property or any part thereof and shall apply to and bind each and every successor and assign of the Parent and/or Buyer to any of the Purchased Property.

SECTION 10.6. Arbitration.

(a) The parties shall initially attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to (i) this Agreement, (ii) its or their breach, interpretation, termination or validity, or (iii) the transactions contemplated hereby or thereby (each, a “Dispute”).

(b) If the parties are not able to settle the Dispute by direct negotiations within thirty (30) days after written notice by one party to the other of the Dispute, any party may initiate an arbitration to resolve the Dispute; the parties hereto agree that arbitration pursuant to this Section shall be the sole means of resolving Disputes, and that no party shall commence any proceeding in any court or tribunal with respect to a Dispute. All such Disputes shall be arbitrated in New York pursuant to the Rules of the American Arbitration Association except that the parties expressly do not constitute the American Arbitration Association as administrator of the arbitration as provided in Rule 3 of such Rules. Each of the Seller and the Buyer shall select an arbitrator, and the two arbitrators shall select a third arbitrator. The third arbitrator shall act as Chair of the panel. The arbitrators shall be certified public accountants, attorneys or other persons, in each case, who are experienced in the buying and selling of businesses. If the two arbitrators fail to agree upon the appointment of a third arbitrator within 30 days, the American Arbitration Association shall appoint the third arbitrator.

(c) Judgment upon any award rendered by the arbitrator(s), which may include specific performance of the obligations of the parties under this Agreement, may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.

(d) Nothing in this Agreement shall preclude the arbitrator(s) from rendering an interim award (which may include equitable relief) which may be enforced by the parties hereto as though a final award.

(e) The Seller and the Buyer shall jointly and equally bear all arbitration expenses, provided, however, that any legal fees or expenses incurred by any party in connection with such arbitration shall be borne by the party incurring such expenses.

SECTION 11. CONDITIONS TO OBLIGATIONS OF THE SELLER AND MID-AM TO CONSUMMATE CLOSING.

The obligations of the Seller and Mid-Am to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller and/or Mid-Am in its sole discretion:

SECTION 11.1. Representations and Warranties of the Parent and Buyer. All representations and warranties made by the Parent and the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Parent and the Buyer, respectively, on and as of such date, and the Seller and Mid-Am shall have received a certificate dated the Closing Date and signed by the Chairman of the Board or President and by the chief financial officer of the Parent and the Buyer, respectively, to that effect.

SECTION 11.2. Performance of the Obligations of the Parent and Buyer. The Parent and the Buyer shall each have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller and Mid-Am shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Parent and the Buyer, respectively, to that effect.

SECTION 11.3. Governmental Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, required in connection with the execution, delivery and performance of the Buyer Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

SECTION 11.4. Third Party Consents and Approvals. All consents, waivers, authorizations and approvals of any third party listed on Schedules 4.5 and 5.10 and required in connection with the execution, delivery and performance of the Buyer Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

SECTION 11.5. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

SECTION 11.6. Opinion of Counsel. The Seller and Mid-Am shall have received a favorable opinion, dated as of the Closing Date, from Willkie Farr & Gallagher LLP, counsel to the Parent and the Buyer, in a form to be mutually agreed upon by the parties hereto.

SECTION 11.7. Charter Amendment. The Charter Amendment shall have been approved by the stockholders of the Parent and filed with the Secretary of State of the State of Delaware;

SECTION 11.8. Execution of Certain Documents. The Parent and/or Buyer shall have executed and delivered to the Seller, as applicable, the following documents:

(a) the Contribution and Exchange Agreements;

(b) the Milk Supply Agreement;

(c) the Registration Rights Agreement;

(d) the Stockholders Agreement;

(e) the Transition Agreement; and

(f) the Tolling Agreement.

SECTION 11.9. Election of Director. Mr. Gerald L. Bos shall have been elected to the Board of Directors of the Parent, effective upon the consummation of the Closing.

SECTION 11.10. Parent and Buyer Closing Documents. The Parent and/or the Buyer, as applicable, shall have delivered to the Seller and Mid-Am the following documents:

(a) a copy of the resolutions duly adopted by each of the Parent’s and Buyer’s Board of Directors and stockholders authorizing the execution, delivery and performance of the Buyer Transaction Documents to which the Parent and/or the Buyer are each, respectively, a party and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date, certified by an officer of the Parent and the Buyer, respectively;

(b) for each of the Parent and the Buyer, a certificate (dated not less than 5 Business Days prior to the Closing Date) of the Secretary of State of the jurisdiction of incorporation of each of the Parent and the Buyer as to the good standing of the Parent and Buyer, respectively, in such jurisdiction;

(c) one or more certificates, registered in the name of the Seller, representing the Common Stock Shares;

(d) one or more certificates, registered in the name of Mid-Am, representing the Preferred Stock Shares;

(e) all instruments that are necessary or desirable to effect the assumption by Buyer of the Assumed Liabilities set forth in Section 2.7(a)(i) and, to the extent applicable, 2.7(a)(iii) hereof;

(f) copies of the consents, waivers and approvals specified on Schedule 5.10; and

(g) such other documents relating to the transactions contemplated by the Buyer Transaction Documents to be consummated at the Closing as the Seller or Mid-Am reasonably requests.

SECTION 11.11. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Parent or the Buyer under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Parent or the Buyer in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Seller and Mid-Am.

SECTION 12. CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE BUYER TO CONSUMMATE CLOSING.

The obligations of the Parent and/or the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Parent and/or the Buyer in their sole discretion:

SECTION 12.1. Representations and Warranties of the Seller. All representations and warranties made by the Seller and Mid-Am in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Seller and Mid-Am, respectively, on and as of such date, and the Parent and the Buyer shall have received from the Seller and Mid-Am, respectively, a certificate dated the Closing Date and signed by the Chief Financial Officer of the Seller and Mid-Am, respectively, to that effect.

SECTION 12.2. Performance of the Obligations of the Seller. Each of the Seller and Mid-Am shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Parent and the Buyer shall have received from the Seller and Mid-Am, respectively, a certificate dated the Closing Date and signed by the Chief Financial Officer of the Seller and Mid-Am, respectively, to that effect.

SECTION 12.3. Governmental Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, required in connection with the execution, delivery and performance of the Seller Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

SECTION 12.4. Third Party Consents and Approvals. All consents, waivers, authorizations and approvals of any third party listed on Schedules 4.5 and 5.10 required in connection with the execution, delivery and performance of the Buyer Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

SECTION 12.5. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

SECTION 12.6. Opinion of Counsel. The Parent and the Buyer shall have received a favorable opinion, dated as of the Closing Date, from David A. Geisler, counsel to the Seller and Mid-Am, in a form to be mutually agreed upon by the parties hereto.

SECTION 12.7. Transaction Documents. The Seller and/or Mid-Am, as applicable, shall have executed and delivered to the Parent and the Buyer the following documents:

(a) the Milk Supply Agreement;

(b) the Registration Rights Agreement;

(c) the Stockholders’ Agreement;

(d) the Transition Agreement; and

(e) the Tolling Agreement.

SECTION 12.8. Seller Closing Documents. The Seller and/or Mid-Am, as applicable, shall have delivered the following documents:

(a) to the Parent and the Buyer, a copy of the resolutions duly adopted by each of the Seller’s and Mid-Am’s Board of Directors or managing member, as applicable, authorizing the execution, delivery and performance of the Seller Transaction Documents to which the Seller and/or Mid-Am are each, respectively, a party and the consummation of the transactions contemplated thereby, as in effect as of the Closing Date, certified by an officer of the Seller and Mid-Am, respectively;

(b) to the Parent and the Buyer, for each of the Seller and Mid-Am, a certificate (dated not less than 5 Business Days prior to the Closing Date) of the Secretary of State of the jurisdiction of organization of each of the Seller and Mid-Am as to the good standing of the Seller and Mid-Am, respectively, in such jurisdiction;

(c) to the Buyer, the Files and Records forming a part of the Purchased Property;

(d) to the Buyer, such bills of sale, special warranty deeds, assignments of leases and all other instruments of conveyance that are necessary to effect the purchase and sale of the Purchased Property and the transfer of Assumed Liabilities to be transferred to the Buyer on the Closing Date pursuant to the terms herein;

(e) to the Parent and/or the Buyer, as applicable, copies of the consents, waivers and approvals specified on Schedule 4.5;

(f) such other documents relating to the transactions contemplated by the Transaction Documents as the Parent or the Buyer reasonably requests; and

(g) to the Buyer, physical possession and control of the Purchased Property.

SECTION 12.9. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller or Mid-Am under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Seller or Mid-Am in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Parent and the Buyer.

SECTION 12.10. Title Policy. The Title Insurance Company shall have issued a title policy pursuant to the Title Commitment and any other endorsement as may be reasonably requested by the Buyer.

SECTION 13. CONDITIONS PRECEDENT TO CONSUMMATION OF FINAL TRANSFER.

SECTION 13.1. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Final Transfer are subject to the fulfillment of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

(a) the representations and warranties made by the Buyer set forth in Sections 5.13 and 5.15 in this Agreement shall be true and correct in all material respects on and as of the Completion Date as if again made by the Buyer on and as of such date.

(b) the Buyer shall have delivered to the Seller all instruments that are necessary or desirable to effect the assumption by the Buyer of the Assumed Liabilities set forth in Sections 2.7(a)(ii) and, to the extent applicable, 2.7(a)(iii) hereof; and

(c) the Buyer shall have delivered to the Seller such other documents relating to the transactions contemplated by the Transaction Documents to be consummated on the Completion Date as the Seller shall reasonably request.

SECTION 13.2. Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Final Transfer are subject to the fulfillment of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

(a) the representations and warranties made by the Seller set forth in Sections 4.13 and 4.15 in this Agreement shall be true and correct in all material respects on and as of the Completion Date as if again made by the Seller on and as of such date, and the Buyer shall have received from the Seller a certificate dated the Completion Date and signed by the President and by the chief financial officer of the Seller to that effect;

(b) the Refurbishment shall be substantially complete, as determined in the good faith judgment of the Buyer; and

(c) the Seller shall have delivered to the Buyer such bills of sale, special warranty deeds, assignments of leases and all other instruments of conveyance that are necessary to effect the transfer of Assumed Liabilities to be transferred to the Buyer on the Completion Date pursuant to the terms of this Agreement and the Transition Agreement.

SECTION 14. TERMINATION.

SECTION 14.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Seller and/or Mid-Am on the one hand, and the Parent and/or the Buyer on the other hand, (b) by the Seller or Mid-Am if the conditions set forth in Section 11 hereof are not satisfied or waived by the Closing Date, (c) by the Parent or the Buyer if the conditions set forth in Section 12 hereof are not satisfied or waived by the Closing Date or (d) by any party hereto if the Closing shall not have occurred on or prior to December 15, 2004.

SECTION 14.2. Effect of Termination. In the event of termination pursuant to Section 14.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Seller, Mid-Am, the Parent or the Buyer, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the (i) liability of a party for expenses pursuant to Section 15.3 hereof and (ii) liability for any breach of this Agreement.

SECTION 15. MISCELLANEOUS.

SECTION 15.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, provided, that the Parent or the Buyer may assign its rights hereunder to an Affiliate and to any party providing financing in connection with the transactions contemplated hereby, provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Seller and Mid-Am hereunder, provided further, that the Seller may transfer all or a portion of its rights to the Common Stock Shares to Mid-Am, subject to Section 4.20 of this Agreement. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 15.2. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

SECTION 15.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. No fees or expenses of the Seller or Mid-Am incurred with the transaction contemplated herein shall be included in the Assumed Liabilities. The Seller shall pay all state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property.

SECTION 15.4. Transfer Taxes. All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this transaction shall be paid by the Seller.

SECTION 15.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

SECTION 15.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller or Mid-Am:

Dairy Farmers of America, Inc.
3500 William D. Tate Avenue, Suite 100
Grapevine, Texas 76051
Attention: David Jones
Telecopy: (817) 410-4501

Copy to:

Dairy Farmers of America, Inc.
10220 N. Ambassador Drive
Kansas City, Missouri 64153
Attention: David A. Geisler
Telecopy: (816) 801-6593

If to the Parent or the Buyer:
Eagle Family Foods, Inc.
735 Taylor Road, Suite 100
Gahanna, Ohio 43230
Attention: Craig A. Steinke
Telecopy: (614) 501-4299
Copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn: Holly K. Youngwood, Esq.
Telecopy: (212) 728-8111

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

SECTION 15.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

SECTION 15.8. Public Announcements. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning the transactions contemplated by the Transaction Documents without the prior written approval of the other parties unless a press release or public amendment is required by law. The Seller and Mid-Am acknowledge that the Parent will be required to disclose this Agreement on a Current Report on Form 8-K. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing parties prior notice and an opportunity to comment on the proposed disclosure.

SECTION 15.9. Entire Agreement. This Agreement, the Transaction Documents and the Exhibits hereto contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 15.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller, the Parent and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller, the Parent or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller, the Parent or the Buyer.

SECTION 15.11. Scheduled Disclosures. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto to the extent such disclosure is reasonably apparent.

SECTION 15.12. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 15.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

EAGLE FAMILY FOODS HOLDING, INC.

By	/s/ Craig A. Steinke
Name:	Craig A. Steinke
Title:	President and Chief Executive Officer

EAGLE FAMILY FOODS, INC.

By	/s/ Craig A. Steinke
Name:	Craig A. Steinke
Title:	President and Chief Executive Officer

DAIRY FARMERS OF AMERICA INC.

By	/s/ Gerald L. Bos
Name:	Gerald L. Bos
Title:	Chief Financial Officer and
Corporate Vice President/Finance

MID-AM CAPITAL, L.L.C.

By	/s/ David G. Meyer
Name:	David G. Meyer
Title:	Treasurer